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          [LETTERHEAD OF KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP]



                            February 25, 1998


VDI Media
6920 Hollywood Boulevard
Hollywood, California 90028


            Re:   SHARES OF COMMON STOCK OF VDI MEDIA

Gentlemen:

We are special counsel to VDI Media, a California corporation (the "Company"), in connection with its Registration Statement on Form S-8, filed on or about February 25, 1998 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended, relating to the proposed offering of an aggregate of up to 900,000 shares (the "Shares") of the Company's Common Stock, no par value.

In that connection, we have reviewed the Restated Articles of Incorporation of the Company, as amended, its By-Laws, as amended, resolutions of its Board of Directors and such other documents and records as we deemed appropriate.

On the basis of such review and having regard to legal considerations that we deemed relevant, it is our opinion that the Shares have been duly authorized, and upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                 ----------------------------------------------
                                     Kaye, Scholer, Fierman, Hays & Handler, LLP